Exhibit 3.166
ARTICLES OF INCORPORATION
OF
INFOHIGHWAY OF VIRGINIA, INC.
     I hereby form a stock corporation under the provisions of Chapter 9 of (Illegible Text) 13.1 of the Code of Virginia and to that end set forth the following:
     FIRST: The name of the corporation is:
INFOHIGHWAY OF VIRGINIA, INC.
     SECOND: The Corporation will conduct the business of a public service company as provided in Section 13.1-620(D) of the Code of Virginia in that it will provide telecommunications services to the general public.
     THIRD: The aggregate number of shares of all classes which the corporation shall have authority to issue is 5,000 shares of common stock, with no par value.
     FOURTH: The post office address of the initial registered office is 3512 Baleyon Drive, Alexandria, Virginia 22305. The name of the city in which the initial registered office is located is City of Alexandria. The name of the initial registered agent is Colette M. Capretz who is a resident of Virginia and a member of the Virginia State Bar.
     FIFTH: The number of directors constituting the initial board of directors is three (3) and the names and address of the persons who are to serve as initial directors are:

Name	Address

Joseph Gregori	1333 Broadway
10th Floor
New York, NY 10018

Edward Seidenerg	1333 Broadway
10th Floor
New York, NY 10018

Charles Garber	1333 Broadway
10th Floor
New York, NY 10018

     SIXTH: The duration of the Corporation shall be perpetual.
Dated:

/s/ Illegible
(Illegible)
2300 N Street NW Washington DC 2003-1128